UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2018

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53012	90-0687379
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

709 S. Harbor Blvd., Suite 250, Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (321) 725-0090

(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Comment – Use of Terminology

Throughout this Current Report on Form 8-K, the terms “Company,” “we,” “us,” and “our” refers to First Choice Healthcare Solutions, Inc.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

On September 7, 2018, the Company’s Board of Directors (the “Board”) announced the appointment of Mr. James Renna, Dr. Thomas Gill and Mr. Gary Augusta (“New Directors”) to the Board, effective as of October 1, 2018.

Mr. Renna has been the CEO of Capital Leaps, an operations and advisory middle private equity firm since 2013. He is a senior private equity executive with experience in financial and operations management, mergers and acquisitions, fund raising, portfolio management and investor relations across a variety of industries including healthcare services, biotech, pharmaceutical, manufacturing, energy and media. Mr. Renna served from 2010-2013, as Executive Vice President and Chief Financial Officer at Steward Health Care System, LLC where his management responsibilities include controller, corporate finance, reimbursement, supply chain and decision support. Mr. Renna holds a BS from Princeton University and an MBA from Duke University.

Dr. Thomas Gill has been Chairman of Orthopedic Surgery for Steward Healthcare Network since 2014, Professor of Orthopaedic Surgery at Tufts University School of Medicine, and Director of the Boston Sports Medicine and Research Institute since 2014. Dr. Gill has served as Medical Director for the Boston Red Sox, Head Team Physician for the New England Patriots and Team Physician for the Boston Bruins. He is a fellow of the American Association of Orthopaedic Surgeons; a member of the American Orthopaedic Society for Sports Medicine; has been a member of the Team Physician Societies of the Major League Baseball organization, the National Football League, and the National Hockey League; and was elected to the Herodicus Society and the American Orthopedic Association.

Mr. Renna and Dr. Gill are the Designated Directors of Steward Healthcare Systems, LLC, in accordance with the Stock Purchase Agreement dated February 6, 2018.

Mr. Gary Augusta has over 25 years of experience in healthcare and other innovative sectors including leadership roles in mergers and acquisitions, capital markets and investments, strategic planning, corporate partnerships, and as a public company Board Director. Mr. Augusta is currently on the Board of Directors of Apollo Medical Holdings, Inc. and has had that position since March 2012. Previous roles at Apollo Medical include President, Executive Chairman and Consultant. Mr. Augusta also currently serves as President of Flacane Advisors focusing on healthcare and technology advisory and investments. Mr. Augusta served as President of SpaGus Ventures and SpaGus Capital Partners focusing on healthcare and technology investments and advisory services. Additionally, Mr. Augusta was President and CEO of OCTANe, an innovation development company. As a Corporate Officer at Fluor, Inc., a Fortune 500 company, Mr. Augusta focused on Corporate Development and M&A. AT Kearney, a leading global consulting firm, benefited from Mr. Augusta’s experience as a Consultant and Principal. Mr. Augusta earned a BS in Mechanical Engineering from the University of Rhode Island and a Master of Science and Management (MSM) from Georgia Institute of Technology (Georgia Tech).

There are no family relationships between the New Directors and any director or other executive officer of the Company nor are there any transactions between the New Directors or any member of her immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission.

On September 7, 2018, the Company issued a press release announcing the appointment of the New Directors to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits:

Exhibit No.	Description

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.
(Registrant)

Date: September 13, 2018
/s/ Chris Romandetti
Name: Chris Romandetti
Chief Executive Officer

3